Exhibit 10.2

Asset Sale and Purchase Agreement Amendment No. 2

This Agreement is dated for reference the 1st day of December, 2005, by and between Hydro-Geos Consulting Group Tanzania Limited (the "Vendor"), a limited liability company registered under the laws of the United Republic of Tanzania ("Tanzania"), and Douglas Lake Minerals Inc. (the "Purchaser"), a Nevada corporation.

WHEREAS the parties to this Agreement entered into an asset sale and purchase agreement dated the 4th day of August, 2005 (the "Asset Purchase Agreement").

AND WHEREAS the parties amended the Asset Purchase Agreement by entering into an asset sale and purchase agreement amendment no. 1 dated for reference the 10th day of November, 2005 ("Amendment No. 1").

AND WHEREAS the parties desire to again amend the Asset Purchase Agreement as described herein.

NOW THEREFORE in consideration of the premises, and in consideration of the mutual covenants and promises described herein, the parties hereby covenant and agree each with the others as follows:

1. Definitions. Capitalized terms not defined herein shall have the meaning defined in the Asset Purchase Agreement.

2. Due Diligence Completion Date. Subsection 4.4 of the Asset Purchase Agreement is amended by deleting the third sentence of the first paragraph of subsection 4.4, which says: "The Due Diligence Completion Date shall occur on or before the 120th day following the date this Agreement is made.", and replacing such sentence with:

"The Due Diligence Completion Date shall occur on or before February 28, 2006."

3. Continuing Effect. The Asset Purchase Agreement shall remain in full force and effect and unamended in all respects except as amended by this Agreement and Amendment No. 1, and this Agreement, the Asset Purchase Agreement and Amendment No. 1 shall hereafter be read as one agreement.

4. Enurement. This Agreement and the Asset Purchase Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.

5. Conflict. In the event of a conflict between this Agreement and the Asset Purchase Agreement, the terms and conditions of this Agreement shall govern.

6. Execution by Counterparts. This Agreement may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above. Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date hereinbefore set out.
DOUGLAS LAKE MINERALS INC. Per: /s/ Laurence Stephenson Laurence Stephenson, President	HYDRO-GEOS CONSULTING GROUP TANZANIA LIMITED per: /s/ Kulvinder Kal Matharu Kulvinder Kal Matharu, President